Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 1 to Schedule 13G with respect to the shares of Class A Common Stock, par value $0.0001 per share, of UWM Holdings Corporation, a Delaware corporation, dated as of October 4, 2024, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

HILTON FAMILY SPORTS LIMITED PARTNERSHIP

By: H4 Partners, LLC
Its: General Partner

By:	/s/ Steven Hilton
Name: Steven Hilton
Its: Manager

H4 PARTNERS, LLC

By:	/s/ Steven Hilton
Name: Steven Hilton
Its: Manager

/s/ Steven Hilton
STEVEN HILTON